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Preliminary Copy

        UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Marten Transport, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Stockholder:

        We will be holding a Special Meeting of Stockholders of Marten Transport, Ltd. on [Day], August [Date], 2003, at [Time] a.m. local time, at our offices, 129 Marten Street, Mondovi, Wisconsin 54755.

        The sole purpose of the meeting is to approve an amendment to our Certificate of Incorporation to increase the authorized number of shares of capital stock from 10,000,000 shares consisting solely of common stock to 25,000,000 shares of capital stock consisting of 23,000,000 shares of common stock and 2,000,000 shares of undesignated preferred stock.

        Although you are invited to attend the Special Meeting, we will not be making any presentation regarding Marten Transport at the Special Meeting. We suggest that you carefully read the enclosed Notice of Special Meeting and Proxy Statement.

        Please complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to have your shares represented and voted at the Special Meeting.

Very truly yours,
Randolph L. Marten Chairman of the Board and President

July    , 2003

MARTEN TRANSPORT, LTD.
129 Marten Street
Mondovi, Wisconsin 54755

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST [Date], 2003

TO THE STOCKHOLDERS OF MARTEN TRANSPORT, LTD.:

        A Special Meeting of Stockholders of Marten Transport, Ltd will be held on [Day], August [Date], 2003, at [Time] a.m. local time, at our offices, 129 Marten Street, Mondovi, Wisconsin 54755 for the following purpose:

  1.
  To approve an amendment to our Certificate of Incorporation to increase the authorized number of shares of capital stock from 10,000,000 shares consisting solely of common stock, $.01 par value, to 25,000,000 shares of capital stock consisting of 23,000,000 shares of common stock, $.01 par value, and 2,000,000 shares of undesignated preferred stock, $.01 par value.

        No other business will be conducted at the Special Meeting. Only stockholders of record as shown on the books of Marten Transport at the close of business on July    , 2003 will be entitled to vote at the Special Meeting or any adjournments thereof. Stockholders are entitled to one vote for each share held of record at that time. The Proxy Statement and accompanying Proxy Card will first be mailed to stockholders on or about July     , 2003.

By Order Of The Board of Directors
Thomas A. Letscher Secretary

July    , 2003

MARTEN TRANSPORT, LTD.
129 Marten Street
Mondovi, Wisconsin 54755

PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS
AUGUST [Date], 2003

INTRODUCTION

        A Special Meeting of Stockholders of Marten Transport, Ltd. will be held on [Day], August [Date], 2003, at [Time] a.m. local time, at our offices, 129 Marten Street, Mondovi, Wisconsin 54755. See the Notice of Meeting for the purposes of the meeting.

        A proxy card is enclosed for you to use to vote at the Special Meeting. You are solicited on behalf of the Board of Directors to MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. Postage is not required if mailed in the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our common stock, $.01 par value. Our directors, officers and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy material to the beneficial owners of our common stock.

        Any proxy given in accordance with this solicitation and received in time for the Special Meeting will be voted in accordance with the instructions given in the proxy. Any stockholder giving a proxy may revoke it at any time before its use at the Special Meeting by giving written notice of revocation to our Secretary. The revocation notice may be given before the Special Meeting, or a stockholder may appear at the Special Meeting and give written notice of revocation before use of the proxy.

        We expect to mail this Proxy Statement, the Proxy and Notice of Special Meeting to stockholders on or about July [Date], 2003.

VOTING OF SHARES

        Only holders of common stock of record at the close of business on July     , 2003, will be entitled to vote at the Special Meeting. On July     , 2003, we had                        shares of common stock outstanding. For each share of common stock that you own of record at the close of business on July     , 2003, you are entitled to one vote on each matter voted on at the Special Meeting. Holders of shares of common stock are not entitled to cumulative voting rights.

        Presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock on July     , 2003 (                        shares) is required for a quorum to conduct business. In general, shares of common stock represented by a properly signed and returned proxy card will count as shares present at the Special Meeting to determine a quorum. This is the case regardless of whether the proxy card reflects votes against a matter, abstentions (or is left blank) or reflects a "broker non-vote" on a matter. A proxy card reflecting a broker non-vote is any that is returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter, because voting instructions have not been received and the broker has no discretionary authority to vote.

        Assuming a quorum is present at the Special Meeting, approval of the proposal to amend our Certificate of Incorporation requires the affirmative vote of a majority of our total shares of common stock issued and outstanding, whether present in person or represented by proxy. You may vote for or against a proposal, or may abstain from voting on a proposal. Abstentions will be treated as shares present and entitled to vote, but not cast in favor of the proposal. Therefore, abstentions have the same effect as votes against the proposal. Broker non-votes, as to a particular matter, will be treated as shares not entitled to vote, and therefore, will not be counted as voted shares. Shares of common stock represented by properly executed proxy cards will be voted as directed on the proxy cards. Proxies signed by stockholders but lacking any voting instructions will be voted in favor of the proposal to amend our Certificate of Incorporation.

        Randolph L. Marten (including the trustees of the Voting Trust) and Christine K. Marten, who together beneficially own approximately 58.2% of our outstanding common stock, have indicated that they intend to attend the Special Meeting in person or by proxy and to vote in favor of the proposal to amend our Certificate of Incorporation. If they do so the proposal will be adopted.

AMEND CERTIFICATE OF INCORPORATION
Proposal 1

Introduction

        Effective July 14, 2003, our Board of Directors approved, subject to the approval of our stockholders, an amendment to our Certificate of Incorporation to increase the aggregate number of shares of capital stock that we have the authority to issue to 30,000,000 shares, consisting of 25,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of undesignated preferred stock, $.01 par value. Our Board of Directors believes that it is in our best interest to increase our authorized common stock and create a class of undesignated preferred stock.

        Our Certificate of Incorporation presently authorizes us to issue 10,000,000 shares of common stock. Any newly authorized shares of common stock will have voting and other rights identical to those of the currently authorized shares of common stock. Under our Certificate of Incorporation, holders of our common stock do not have preemptive rights. Our Certificate of Incorporation presently does not authorize any preferred stock. The amendment would create an undesignated class of preferred stock. The undesignated preferred stock may be issued from time to time in one or more series with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors providing for the issuance of such preferred stock or series thereof.

        If approved by our stockholders at the Special Meeting, the amendment to the Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware. We would make this filing promptly after approval by our stockholders and may amend and restate our Certificate of Incorporation in the process. If our stockholders authorize the proposed amendment to our Certificate of Incorporation, Article IV of our Certificate of Incorporation will be amended to read as follows:

ARTICLE IV

    The aggregate number of shares of stock which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares, consisting of Twenty-Three Million (23,000,000) shares of common stock, $0.01 par value (the "Common Stock"), and Two Million (2,000,000) shares of preferred stock, $0.01 par value (the "Preferred Stock"). The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Each holder of Common Stock shall be entitled to one vote for each share held.

Reasons and Effect of the Amendment

        We recently completed a three-for-two split of our common stock in the form of a 50% stock dividend distributed on July 24, 2003. Each stockholder of record as of the close of business on July 21, 2003 received an additional one-half share for each outstanding share of common stock held. The stock split increased the number of outstanding shares of common stock from 4,288,895 to approximately 6,433,342 shares. We also have approximately 1,005,750 shares of common stock reserved for issuance under our various employee benefit plans, also giving effect to the stock dividend. Accordingly, as of the record date and after giving effect to the stock split, we had approximately 2,560,908 shares of common stock remaining available for issuance for other purposes. We determined that it would be prudent to increase our authorized capital to allow for potential future corporate needs.

        We are seeking our stockholders' approval to amend our Certificate of Incorporation and increase our authorized common stock and reserve shares as undesignated preferred stock for several reasons. Our Board of Directors believes it is necessary to increase the number of shares of our authorized capital stock in order to provide us with the flexibility to issue common stock or preferred stock for a variety of business purposes which may arise and our Board deems advisable, without further action by our stockholders, unless required by law, regulation or Nasdaq rules. These purposes could include, among other things, the sale of stock to obtain additional capital or to acquire other companies, businesses or assets, to declare future stock dividends or stock splits, for use in additional stock incentive programs, and for other bona fide purposes. A greater flexibility for raising capital or acquiring other companies and businesses would benefit our internal growth and acquisition strategy, allow us to repay indebtedness if needed, fund stock-related employee benefits and fund other working capital and general corporate requirements. We currently have no plans to declare a stock dividend or stock split, other than the recently completed three-for-two stock split, and have no present plans, arrangements or understandings with respect to a possible acquisition.

        If the proposed amendment to our Certificate of Incorporation is delayed or our stockholders do not adopt it, we may find it necessary to convene a special meeting of stockholders in the event we wish to consummate a transaction in which the number of shares of common stock that would be issued in the transaction, together with all other new issuances of our common stock after the record date for the special meeting, would exceed 2,560,908 shares. This special meeting could potentially increase the costs of a future transaction and the additional time necessary to prepare for and hold a special meeting could serve as a disincentive for third parties otherwise interested in making an investment in, or entering into such transaction with, us.

        The authorization of undesignated preferred stock would permit the Board of Directors to authorize and issue preferred stock from time to time in one or more series. Subject to the provisions of the Certificate of Amendment to the Certificate of Incorporation and the limitations prescribed by law, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. The Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of the Company and its stockholders. The amendment to the Certificate of Incorporation would give the Board of Directors flexibility, without further stockholder action, to issue preferred stock on such terms and conditions as the Board of Directors deems to be in the best interests of the Company and its stockholders.

        It is not possible to state the effects of the amendment upon the rights of the holders of common stock until the Board determines the respective rights of the holders of one or more series of preferred stock. The effects of such issuance could include, however, (i) reductions of the amount otherwise available for payment of dividends on common stock; (ii) restrictions on dividends on common stock; (iii) dilution of the voting power of common stock; and (iv) restrictions on the rights of holders of common stock to share in the Company's assets on liquidation until satisfaction of any liquidation preference granted to the holders of such subsequently designated series of preferred stock. In addition, additional shares of common stock or preferred stock might be issued at times and under circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of our common stock.

Potential Anti-Takeover Effect and Other Provisions

        While the issuance of additional shares of our common stock or preferred stock may have the effect of impeding an unsolicited attempt by a person or entity to acquire control of the Company, our Board of Directors does not intend or view the increase in authorized common stock as an anti-takeover measure nor are we aware of any proposed or contemplated transaction of this type. Our issuance of additional shares of common stock may, depending upon the circumstances under which the shares are issued, reduce stockholders' equity per share, and will reduce the percentage of ownership of our common stock of existing stockholders.

        Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares (such as under a stockholder rights plan, or "poison pill") could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of the Board of Directors to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company. While the amendment may have anti-takeover ramifications, the Board of Directors believes that financial flexibility offered by the amendment outweighs any disadvantages.

        We also are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation owned, within three years prior to the determination of interested stockholder status, 15% or more of a corporation's voting stock. The existence of this provision could prevent a takeover of our company with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Board of Directors Recommendation

        Our Board of Directors recommends that our stockholders vote FOR the approval of the amendment to our Certificate of Incorporation. The proposal to amend our Certificate of Incorporation requires the affirmative vote of a majority of our total shares of common stock issued and outstanding, whether present in person or represented by proxy. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR the approval of the amendment to our Certificate of Incorporation. Randolph L. Marten (including the trustees of the Voting Trust) and Christine K. Marten, who together beneficially own approximately 58.2% of our outstanding common stock, have indicated that they intend to attend the Special Meeting in person or by proxy and to vote in favor of the proposal to amend our Certificate of Incorporation. If they do so the proposal will be adopted.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS and MANAGEMENT

        The following table gives information on the beneficial ownership of our common stock as of July 24, 2003, unless otherwise indicated. The information is given by (a) each stockholder who we know to beneficially own more than 5% of our outstanding common stock, (b) each director, (c) each named executive officer and (d) all of our directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Amount		Percent of Class
Randolph L. Marten 129 Marten Street Mondovi, WI 54755	2,893,237	(2)(3)	44.2%
Christine K. Marten 831 Jefferson Street Mondovi, WI 54755	908,737	(4)	14.0%
FMR Corp. 82 Devonshire Street Boston, MA 02109	671,550	(5)	10.4%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	620,302	(6)	9.6%
Darrell D. Rubel	90,000	(4)(7)	1.4%
Thomas J. Winkel	46,125	(4)	*
Jerry M. Bauer	56,250	(8)	*
Robert G. Smith	47,250	(8)	*
Larry B. Hagness	40,350	(4)	*
Timothy P. Nash	9,750	(8)	*
John H. Turner	11,250	(8)	*
All Directors and Executive Officers as a Group (12 persons)	4,192,424	(2)(3)(9)	60.4%

*
Less than 1% of the outstanding shares

(1)
Unless otherwise noted, the stockholders have sole voting and investment power for the shares shown. Shares not outstanding, but considered beneficially owned because of the right of a person or member of a group to purchase them within 60 days, are treated as outstanding only when calculating the amount and percent owned by such person or group.

(2)
We, Roger R. Marten and Randolph L. Marten, both as Individual Stockholders and as Voting Trustees, and Darrell D. Rubel, as a Voting Trustee, entered into a Stock Restriction Agreement dated September 19, 1986. Under this agreement, each of the Individual Stockholders agreed to dispose of any shares of common stock or interest under the Voting Trust Agreement, as defined in Note (3) below, or the Shares, only with the written consent of the other Individual Stockholder. If either Individual Stockholder wishes to dispose of any of his Shares, he must give the other Individual Stockholder and then us a right of first refusal to purchase the Shares. The Shares would be purchased at the lower of the price offered or a price calculated under the Stock Restriction Agreement. Upon the bankruptcy of an Individual Stockholder or any levy against any of the Shares, the Individual Stockholder must also give this right of first refusal to the other Individual Stockholder and us.

(3)
Includes (a) 2,780,737 shares placed into the Marten Voting Trust, or the Trust, by Randolph L. Marten and (b) 112,500 shares that Mr. Marten may acquire under outstanding options. The shares placed into the Trust are under the terms of a Voting Trust Agreement dated February 14, 1983, as amended, or the Voting Trust Agreement. The Voting Trust Agreement appointed Randolph L. Marten, Darrell D. Rubel and G. Scott Nicastro as Trustees of the Trust. The Trustees vote all of the shares under the Trust. The Trustees may vote on (a) an increase in our authorized stock, (b) the sale, lease or exchange of all or substantially all of our assets, (c) our consolidation or merger with or into another corporation and (d) our dissolution, only with the consent of each beneficial owner of the shares to be voted. Other actions taken under the Marten Voting Trust require an affirmative vote of a majority of the Trustees. The Voting Trust Agreement expires on December 31, 2012, unless terminated earlier by the Trustees or the beneficial owners of the common stock held in the Trust. Effective May 4, 1993, Randolph L. Marten, as subscriber, and Randolph L. Marten, Darrell D. Rubel and G. Scott Nicastro, as trustees, entered into an Agreement Regarding Voting Trust Agreement. This agreement becomes effective if the Voting Trust Agreement terminates. This agreement covers all shares owned by Randolph L. Marten on May 4, 1993, and any shares he later acquires. This agreement has the same provisions about the voting of shares as the Voting Trust Agreement and also expires on December 31, 2012.

(4)
Includes shares that the stockholder may acquire under outstanding options: for Ms. Marten, 50,625 shares; for Mr. Rubel, 56,250 shares; for Mr. Winkel, 45,000 shares; and for Mr. Hagness, 33,750 shares.

(5)
On February 14, 2001, FMR Corp., and prior to our July 24, 2003 three-for-two stock split, reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2000, Fidelity Management & Research Company, or Fidelity, a wholly owned subsidiary of FMR Corp., beneficially owned 447,700 shares. The shares were beneficially owned through the Fidelity Low-Priced Stock Fund, or the Fund. The Board of Trustees of the Fund has sole voting power for all of the shares. The Fund, FMR Corp. (through its control of Fidelity) and Edward C. Johnson 3rd (Chairman of FMR Corp.) each has the sole power to dispose of the shares owned by the Fund. Mr. Johnson, and various Johnson family members and trusts for their benefit, may be considered, by their stock ownership and the execution of a stockholder's voting agreement, to form a controlling group of FMR Corp.

(6)
On February 13, 2003, and prior to our July 24, 2003 three-for-two stock split, Heartland Advisors, Inc., or Heartland, reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2002, it beneficially owned 413,535 shares. Heartland has sole voting power for 47,785 of the shares and sole power to dispose of all of the shares. According to the filing, the shares beneficially owned by Heartland are held in investment advisory accounts of Heartland. The interests of one investment advisory account, Heartland Value Fund, amount to more than 5% of the class. Heartland Value Fund is a series of Heartland Group, Inc., a registered investment company. The Schedule 13G/A also provides that of the 413,535 shares reported, 335,000 shares also may be deemed beneficially owned by William J. Nasgovitz as a result of his position as an officer and director of Heartland Group, Inc., which position could be deemed to confer upon him voting power over the shares Heartland Group, Inc. beneficially owns.

(7)
Does not include 2,780,737 shares placed into the Trust, of which Randolph L. Marten, Darrell D. Rubel and G. Scott Nicastro are Trustees. See Notes (2) and (3) above.

(8)
Consists entirely of shares that such person may acquire under outstanding options.

(9)
Includes a total of 511,875 shares that directors and executive officers may acquire under outstanding options.

PROPOSALS FOR THE NEXT ANNUAL MEETING

        Stockholder proposals intended to be presented in our proxy materials for the next Annual Meeting of Stockholders must be received by December 9, 2003, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

        A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our proxy statement must notify us by February 22, 2004. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next Annual Meeting will have discretionary authority to vote on the proposal.

Randolph L. Marten Chairman of the Board and President

Marten Transport, Ltd.

This Proxy is Solicited by the Board of Directors

        The undersigned hereby appoints RANDOLPH L. MARTEN and DARRELL D. RUBEL, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Marten Transport, Ltd. held of record by the undersigned on July     , 2003, at the Special Meeting of Stockholders to be held on August     , 2003, and at any adjournments thereof.

1.
Proposal to amend Marten Transport's Certificate of Incorporation to increase the authorized number of shares of capital stock to 25,000,000 shares of capital stock, consisting of 23,000,000 shares of common stock, $.01 par value, and 2,000,000 shares of undesignated preferred stock, $.01 par value:

☐    FOR                        ☐    AGAINST                        ☐    ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposal 1. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated: , 2003
Signature
Signature if held jointly
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

QuickLinks

INTRODUCTION
VOTING OF SHARES
AMEND CERTIFICATE OF INCORPORATION Proposal 1
ARTICLE IV
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS and MANAGEMENT
PROPOSALS FOR THE NEXT ANNUAL MEETING
Marten Transport, Ltd. This Proxy is Solicited by the Board of Directors